Exhibit 99.1

The amount shown represents the beneficial ownership of the Issuer’s common stock by (i) CCMP Capital Investors II, L.P. (“CCMP Capital Investors”), (ii) CCMP Capital Investors (Cayman) II, L.P. (“CCMP Cayman” and together with CCMP Capital Investors, the “CCMP Capital Funds”) and (iii) CCMP Generac Co-Invest, L.P. (“Generac Co-Invest”).  CCMP Capital Associates L.P. (“CCMP Capital Associates”) is the general partner of the CCMP Capital Funds.  CCMP Capital, LLC (“CCMP Capital”) wholly-owns (x) CCMP Capital Associates GP, LLC (“CCMP Capital Associates GP”), the general partner of CCMP Capital Associates, and (y) Generac Co-Invest GP, LLC (“Generac Co-Invest GP”), the general partner of Generac Co-Invest.  Mr. Walsh is a member of a CCMP Capital investment committee that makes voting and disposition decisions with respect to the Issuer’s common stock beneficially owned by CCMP Capital.  As a consequence of his being a member of such CCMP Capital investment committee, Mr. Walsh may be deemed to beneficially own the listed shares. The actual pro rata portion of beneficial ownership of any shares held by the CCMP Capital Funds, CCMP Capital Associates, CCMP Capital Associates GP and CCMP Capital that may be deemed attributable to Mr. Walsh is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCMP Capital Associates and the CCMP Capital Funds. Except for a de minimus pecuniary interest attributable to Generac Co-Invest GP, Mr. Walsh has no pecuniary interest in the shares held by Generac Co-Invest.  Mr. Walsh disclaims beneficial ownership of all of the listed securities to the extent it exceeds his pecuniary interest therein and the inclusion of the shares in this report shall not be deemed to be an admission of beneficial ownership of the reported shares for the purposes of Section 16 or otherwise.